REPORT OF INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS
ON INTERNAL CONTROL STRUCTURE


The Board of Directors
SM&R Investments, Inc.
League City, Texas

In planning and performing our audits of the financial statements of SM&R Government Bond Fund, SM&R Primary Fund, SM&R Tax Free
Fund, SM&R Money Market Fund, SM&R Equity Income Fund, SM&R
Growth Fund, SM&R Balanced Fund, Alger Growth Fund, Alger Small-
Cap Fund, Alger Aggressive Growth Fund and Alger Technology Fund, each a series of shares of SM&R Investments, Inc., for the period ended August 31, 2001, we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Funds is responsible for establishing and
maintaining an internal control structure.   In fulfilling this
responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure
policies and procedures.   Two of the objectives of an internal control
structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or
irregularities may occur and not be detected.   Also, projection of any
evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of
Certified Public Accountants.   A material weakness is a condition in
which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of August 31, 2001.

This report is intended solely for the information and use of management and the Securities and Exchange Commission, and should not be used for any other purpose.


TAIT, WELLER & BAKER
Philadelphia, Pennsylvania
October 5, 2001